Exhibit 5.8

D&B David si Baias

To:
VANTAGE DRILLING INTERNATIONAL
777 Post Oak Boulevard, Suite 800
Houston, Texas 77056

24 May 2017

Dear Sirs,

Re: Registration of securities of Vantage Drilling International and subsidiaries

1.	INTRODUCTION

Having in view that:

1.1.	we have been asked to act as a legal counsel for VANTAGE DRILLER ROCO S.R.L., a Romanian company with its headquarters in Bucharest, 17 Dumitru Florescu Street, 2nd floor, room 15, 1 District, Romania, registered with Bucharest Trade Registry under no. J40/10819/2013, having sole registration code 32188833 (hereinafter referred to as the “Guarantor” and, alternatively as the “Company”), acting as a guarantor in relation to the Third Lien Indenture, dated as of February 10, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Third Lien Indenture”), among VANTAGE DRILLING INTERNATIONAL (formerly known as OFFSHORE GROUP INVESTMENT LIMITED), a Cayman Islands exempted company (the “Issuer”), certain subsidiaries thereof party thereto, including the Company (collectively referred to as the “Guarantors”), and U.S. Bank National Association, in its capacities as Trustee and as Third Lien Noteholder Collateral Agent (the “Collateral Agent”), in connection with the registration statement (the “Registration Statement”) on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) relating to the sale by the selling security holders identified in the prospectus (the “Selling Securityholders”) from time to time of up to 2,550,682 units of stapled securities (the “Stapled Securities”) of the Issuer, each such Stapled Security comprising one ordinary share of the Issuer, par value $0.001 per share (the “Common Shares”), and $172.61 original issuance principal amount of the Issuer’s 1%/12% Step-Up Senior Secured Third Lien Convertible Notes due 2030 (the “Notes”) issued under the Third Lien Indenture, in each case subject to adjustment as described in the Third Lien Indenture;

A connected law firm of PwC

A Romanian law firm authorized by the Bucharest Bar

D&B David si Baias

1.2.	we, D&B David si Baias SCA, have not acted as legal advisers in Romania to the Issuer in connection to drafting, negotiating or executing of the Opinion Documents (as defined below);

1.3.	D&B David si Baias SCA is a Romanian law firm (“D&B”), providing legal services in Romania regarding Romanian Law;

1.4.	we, D&B, in rendering this opinion, have reviewed and relied exclusively on the following documents (the “Opinion Documents”):

(A)	a scan copy of the Third Lien Indenture (including the guarantee of the Guarantor), governed by the laws of the State of New York.

1.5.	In this opinion, unless a contrary indication appears, expressions defined in the Opinion Documents have the same meanings.

1.6.	For the purposes of this opinion, we have also examined the following Corporate Documents:

1.6.1.	a copy of the resolution of VANTAGE HOLDINGS CYPRUS ODC LIMITED, a company organized and existing under the laws of Cyprus, having its registered office at 2 Diagorou Era House, 10th floor, 1097, Nicosia, Cyprus, registered with Registrar of Companies under number 288980 of 17.06.2011, as the sole shareholder of the Company (the “Sole Shareholder”), dated 27 January 2016 approving and authorising the execution, among others, of the Third Lien Indenture (including the guarantee of the Guarantor), and all other documents and instruments to be executed by the Company in connection therewith or as otherwise required under the Third Lien Indenture;

1.6.2.	a copy of the articles of association of the Company dated 19.05.2016;

1.6.3.	an electronic Trade Registry excerpt of the Company issued by the Romanian Trade Registry on 24 May 2017 (the “Certificate of Status”).

1.7.	We have also made such investigations at public registries in Romania mentioned at item 4.1.1 and 4.1.2 below.

1.8.	This opinion speaks as of its date and is given solely in connection with the registration of the securities covered by the Registration Statement.

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2.	BASIS OF OPINION AND ASSUMPTIONS

2.1	This opinion is confined to the law of Romania and we express no opinion on any matter insofar as it is affected by the law of a country other than Romania.

2.2	In this opinion references to the law of Romania include any law which has been passed in Romania until the date of this opinion, any regulations or generally applicable requirements made or imposed by any governmental, official or judicial authority or body in Romania and any treaty or international convention which Romania has signed until the date of this opinion, all in force as of the date of this opinion and relevant for the matters addressed in this opinion.

2.3	In rendering this opinion, we have also assumed:

2.3.1	that all documents submitted to us as originals are authentic and complete and all signatures and seals are genuine;

2.3.2	that all documents supplied to us as photocopies or facsimile or by electronic mail, transmitted copies or other copies are conform to the originals and such originals are authentic and complete;

2.3.3	that the Opinion Documents governed by laws of jurisdictions other than of Romania create valid and legally binding obligations of all parties thereto under the laws of such jurisdictions and such obligations exist and are enforceable at the date of the present opinion;

2.3.4	that the entering into the Opinion Documents are within the capacity and powers of, and have been validly authorized and signed by, each relevant party other than the Company;

2.3.5	the absence of any other arrangements between the parties to the Opinion Documents which modify or supersede any of the terms of such Opinion Documents;

2.3.6	that there is no provision of the law or regulation of any jurisdiction other than Romania which would have any adverse implication in relation to the opinion expressed hereunder;

2.3.7	that the choice of the law of the State of New York to govern the Opinion Documents is made in good faith;

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2.3.8	that due and binding execution of the Opinion Documents by all parties, other than the Company, under all laws other than the laws of Romania has been carried out.

2.4	We have not independently verified the above assumptions.

2.5	This opinion is strictly limited to the assessment of the Company’s capacity and authority to enter the Opinion Documents. We express no opinion as to the assessment of the capacity and authority of the Company’s branch located in Luxembourg to enter the Opinion Documents. We do not express any opinion as to issues regarding the validity of the Company’s accession to the Opinion Documents (e.g. corporate benefit, liability of the corporate bodies etc.), except other than as expressed in this Opinion in connection with the Company’s accession to the Opinion Documents from the authority and capacity standpoints, and we assume no liability for not extending our opinion to such validity issues.

2.6	We have assumed that by entering into the Opinion Documents the Company considers it receives a corporate benefit, such an economic assessment belonging exclusively to the Company’s corporate bodies. We were not provided with any statement or other document ascertaining the corporate benefit of the Company to enter such Opinion Documents.

3.	OPINION

3.1	Based on the foregoing and subject to the assumptions and qualifications in this opinion we are of the opinion that, so far as the law of Romania at the date of this opinion is concerned:

3.1.1	the Company is duly incorporated, validly existing and has legal personality and capacity under the law of Romania;

3.1.2	by reference to its business object, the Articles of Association, any applicable Romanian law and any other rules and regulations applicable to the Company, the Company had the full corporate power, capacity and authority to enter into, execute, exercise its rights and perform and comply with its obligations under the Third Lien Indenture (including the guarantee by the Company);

3.1.3	the Company had taken all corporate actions and obtained all corporate approvals necessary to authorise its valid entry into and the performance of its obligations under the Third Lien Indenture (including the guarantee by the Company) and all such corporate actions and approvals are valid and in accordance with the Articles of Association or any law of Romania;

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3.1.4	the Third Lien Indenture has been duly executed on behalf of the Company by a duly authorised signatory;

4.	QUALIFICATIONS

4.1	This opinion is subject to the following qualifications:

4.1.1	Our opinion that the Company exists validly is based on the relevant searches we conducted with the Bucharest Trade Registry and the Certificate of Status. It should be noted that such searches and certificate are not capable of conclusive disclosure as relevant claims of third parties against the Company may not be filed at the Bucharest Trade Registry immediately after being submitted.

4.1.2	Our opinion is also based on the independent research in the Public Insolvency Gazette, the Trade Registry, on the Electronic Collateral Archive and the courts of law website. Notwithstanding the above, our independent research is a limited exercise, as we only verified the courts of law of Bucharest, where the Company is headquartered, but court actions may be registered with other jurisdictions.

4.1.3	We express no opinion as to the existence and legality of the Company’s branch located in Luxembourg nor to its entrance into the Opinion Documents.

4.1.4	We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

4.1.5	Under Romanian law, any transactions concluded by a Romanian company must not go against the corporate interest of the company, the company’s directors being liable for the misuse of a Romanian company’s corporate assets. We do not express any opinion with respect to the existence of the corporate benefit of the Company, such an economic assessment belonging exclusively to the Company’s corporate bodies. However, we draw your attention that currently the issue of corporate interest is quite debated among the lawyers as to the extent such interest may justify the use of a company’s assets to secure the entire amount of the loans taken by their parent company, out of which only a portion is further disbursed or used for the benefit of the subsidiary. The debate is not settled and there are opinions limiting the corporate interest of the subsidiary securing the parent loan only to the portion allocated to that subsidiary.

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4.1.6	Save as otherwise expressly provided herein, we offer no opinion in relation to the accuracy of any representation or warranty made or given by the Company in the Opinion Documents.

4.1.7	We offer no opinion on the legality, validity, binding effect or enforceability of the Opinion Documents and the observance of any legal formalities with respect thereto (except for issues related to the capacity and authority of the Guarantor) and our opinion does not purport to express or imply any opinion with regard to such matters.

5.	EXTENT OF OPINION

5.1	This opinion is given on the basis that it is to be governed by and construed in accordance with Romanian law and practice, as at the date hereof.

5.2	We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Anda Rojanschi

Anda Rojanschi

Attorney-at-law

Partner

D&B David si Baias SCA

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